Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 10:52 AM 06/09/2026 FILED 10:52 AM 06/09/2026 SR 20263331831 - File Number 4333733	CERTIFICATE OF AMENDMENT TO

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BIGBEAR.AI HOLDINGS, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

BigBear.ai Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY THAT:

1. The Board of Directors of the Corporation duly adopted resolutions recommending and declaring advisable that the Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), of the Corporation be further amended and that such amendment be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED, that the first sentence of Article IV of the Certificate of Incorporation be amended by amending and restating in its entirety to read as follows:

“The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,001,000,000, which shall be divided into two classes as follows:

(i)	1,000,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”); and

(ii)	1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).”

2. The stockholders of the Corporation duly approved such amendment at a meeting of the stockholders of the Corporation.

3. Such amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment to the Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 9th day of June 2026.

BIGBEAR.AI HOLDINGS, INC.

By:	/s/ Sean Ricker
Name: Sean Ricker
Title: Chief Financial Officer